UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2008

PLUM CREEK TIMBER COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-10239	91-1912863
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

999 Third Avenue, Suite 4300 Seattle, Washington	98104-4096
(Address of Principal Executive Offices)	(Zip Code)

(206) 467-3600

Registrant’s Telephone Number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events

Item 8.01	Other Events

On May 23, 2008, a joint announcement was made that Plum Creek Timber Company, Inc. (“Plum Creek”), The Nature Conservancy and The Trust for Public Land are pursuing an agreement for the purchase and sale of certain of Plum Creek’s Montana timberlands. The agreement is expected to cover about 300,000 acres of Plum Creek’s timberlands located in various parts of western Montana for a purchase price of approximately $500,000,000. Though a definitive agreement has not yet been signed, Plum Creek anticipates that the transaction will close in two phases. The first phase is expected to close in the fourth quarter 2008, and the second phase expected to close in the fourth quarter 2009. In addition, Plum Creek expects that the parties will enter into a customary fiber supply agreement for the supply of wood fiber to Plum Creek’s mill operations in affected areas.

This current report contains certain forward-looking statements by Plum Creek relating to its current expectations about the terms and timing of the referenced timberland transaction. These statements can be identified by the use of forward-looking words such as “pursuing,” “expects,” “anticipates” or “approximately”. The accuracy of such forward-looking statements is subject to various risks, assumptions and uncertainties, and it is possible that Plum Creek’s current expectations about one or more of the terms or timing of the transaction may not be realized. These forward-looking statements are not guarantees of performance, and speak only as of the date made, and, unless required by law, neither Plum Creek nor its management undertakes any obligation to update or revise any such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUM CREEK TIMBER COMPANY, INC.

By:	/s/ David W. Lambert
David W. Lambert
Senior Vice President and Chief Financial Officer

DATED: May 29, 2008